Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 24, 2008

among

LINEAGE POWER HOLDINGS, INC.,

BIRDIE MERGER SUB, INC.

and

CHEROKEE INTERNATIONAL CORPORATION

Acquiror Disclosure Letter	Article IV
Acquisition Agreement	Section 5.2(b)
Adverse Recommendation Change	Section 5.2(b)
affiliate	Section 9.3(a)
Agreement	Preamble
Antitrust Division	Section 6.3(a)
Antitrust Law	Section 3.5(b)
Appraisal Shares	Section 2.1(e)
business day	Section 9.3(b)
Capitalization Date	Section 3.3(a)
Certificate	Section 2.1(c)(2)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.12(b)
Company	Preamble
Company Benefit Plan	Section 9.3(c)
Company Board	Section 3.4(b)
Company Bylaws	Section 3.1
Company Capital Stock	Section 3.3(a)
Company Certificate	Section 1.5(a)
Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Employees	Section 6.5(a)
Company Preferred Stock	Section 3.3(a)
Company Property	Section 3.17
Company SEC Documents	Section 3.6(a)
Company Stock Options	Section 3.3(a)
Company Stock Plans	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Transaction Expenses	Section 9.3(d)
Confidentiality Agreement	Section 6.2
Consent	Section 3.5(b)
Contract	Section 3.5(a)
DGCL	Section 1.1
Effect	Section 9.3(h)
Effective Time	Section 1.3
Environmental Laws	Section 3.18(a)
ERISA	Section 3.12(b)
ERISA Affiliate	Section 9.3(e)
ESPP	Section 3.3(a)
ESPP Termination Date	Section 6.4(b)
European Takeover Proposal	Section 5.2(g)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.2(a)

Filed Company SEC Documents	Article III
Foreign Benefit Plan	Section 3.12(h)
FTC	Section 6.3(a)
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5(b)
Hazardous Material	Section 3.18(b)
HSR Act	Section 3.5(b)
HSR Filing	Section 6.3(a)
Indebtedness	Section 9.3(f)
Indemnified Persons	Section 6.6(a)
Intellectual Property	Section 3.9(h)
Joint Venture Agreement	Section 3.8(a)(14)
Judgment	Section 3.5(a)
knowledge	Section 9.3(g)
Law	Section 3.5(a)
Leased Property	Section 3.17
Legal Impediment	Section 6.3(b)
Liens	Section 3.2(a)
Material Adverse Effect	Section 9.3(h)
Material Contracts	Section 3.8(b)
Maximum Premium	Section 6.6(c)
Merger	Background
Merger Consideration	Section 2.1(c)(1)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.2(b)
Other Filings	Section 3.6(e)
Outside Date	Section 8.1(b)(1)
Owned Property	Section 3.17
Parent	Preamble
Parent’s Balance Sheet	Section 4.5
Paying Agent	Section 2.2(a)
PCBs	Section 3.18(b)
Permits	Section 3.16(a)
Permitted Lien	Section 9.3(j)
person	Section 9.3(i)
Principal Stockholders	Background
Proxy Statement	Section 3.5(b)
reasonable best efforts	Section 6.3(d), Section 6.3(c)
Registered Company Intellectual Property	Section 3.9(a)
Related Party Transaction	Section 3.22
Representatives	Section 5.2(a)
Restraint	Section 7.1(c)
Sarbanes-Oxley Act	Section 3.6(b)
SEC	Section 3.5(b)
Section 262	Section 2.1(e)
Securities Act	Section 3.6(b)

Senior Notes	Section 9.3(k)
Stockholder Approval	Section 3.4(c)
Stockholders Meeting	Section 6.1(b)
Subsequent SEC Reports	Section 6.1(c)
subsidiary	Section 9.3(l)
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 6.7(b), Section 5.2(a)
Tax Return	Section 3.10(i)
Taxes	Section 3.10(i)
Termination Fee	Section 6.7(b)
Transfer Taxes	Section 6.9
Voting Agreement	Background
Voting Company Debt	Section 3.3(a)
WARN Act	Section 3.13
Withholding Event	Section 3.7

ARTICLE I	THE MERGER	8

1.1	The Merger	8

1.2	Closing	9

1.3	Effective Time	9

1.4	Effects	9

1.5	Certificate of Incorporation and Bylaws	9

1.6	Directors	9

1.7	Officers	9

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	10

2.1	Effect on Capital Stock	10

2.2	Exchange of Certificates	11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14

3.1	Organization, Standing and Power	14

3.2	Company Subsidiaries; Equity Interests	14

3.3	Capital Structure	15

3.4	Authority; Execution and Delivery; Enforceability	17

3.5	No Conflicts; Consents	18

3.6	SEC Documents; Sarbanes-Oxley Compliance; NASDAQ	19

3.7	Absence of Certain Changes or Events	21

3.8	Contracts	22

3.9	Intellectual Property	24

3.10	Taxes	26

3.11	Company Benefit Plans	27

3.12	Benefit Plan Compliance	27

3.13	Labor Matters	30

3.14	Litigation	30

3.15	Compliance with Applicable Laws	30

3.16	Permits	31

3.17	Real Property	31

3.18	Environmental	31

3.19	Brokers; Schedule of Fees and Expenses	33

3.20	Opinion of Financial Advisor	33

3.21	Insurance	33

3.22	Related Party Transactions	34

3.23	Customers	34

3.24	Suppliers	34

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	35

4.1	Organization, Standing and Power	35

4.2	Merger Sub	35

4.3	Authority; Execution and Delivery; Enforceability	35

4.4	No Conflicts; Consents	36

4.5	Parent’s Balance Sheet; Debt	36

4.6	Information Supplied	36

4.7	Brokers	37

4.8	Financing	37

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	37

5.1	Conduct of Business	37

5.2	No Solicitation	40

ARTICLE VI	ADDITIONAL AGREEMENTS	44

6.1	Preparation of Proxy Statement; Stockholders Meeting	44

6.2	Access to Information; Confidentiality	45

6.3	Reasonable Best Efforts; Notification	45

6.4	Equity Awards	47

6.5	Benefit Plans	48

6.6	Indemnification	49

6.7	Fees and Expenses	51

6.8	Public Announcements	51

6.9	Transfer Taxes	52

6.10	Stockholder Litigation	52

6.11	Cooperation With Financing	52

6.12	Additional Company Actions	52

6.13	Company Transaction Expenses	53

ARTICLE VII	CONDITIONS PRECEDENT	53

7.1	Conditions to Each Party’s Obligation To Effect The Merger	53

7.2	Conditions to Obligations of Parent and Merger Sub	53

7.3	Conditions to Obligation of the Company	54

7.4	Frustration of Closing Conditions	55

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	55

8.1	Termination	55

8.2	Effect of Termination	56

8.3	Amendment	56

8.4	Extension; Waiver	57

ARTICLE IX	GENERAL PROVISIONS	57

9.1	Nonsurvival of Representations and Warranties	57

9.2	Notices	57

9.3	Definitions	58

9.4	Interpretation	60

9.5	Severability	61

9.6	Counterparts	61

9.7	Entire Agreement; No Third-Party Beneficiaries	61

9.8	Governing Law	61

9.9	Assignment	62

9.10	Consent to Jurisdiction	62

9.11	Waiver of Jury Trial	62

9.12	Enforcement	62

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 24, 2008, by and among Lineage Power Holdings, Inc., a Delaware corporation (“Parent”), Birdie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cherokee International Corporation, a Delaware corporation (the “Company”).

BACKGROUND

A.                                   The respective boards of directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement.

B.                                     The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

C.                                     Concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company, Parent and Merger Sub will enter into a voting agreement (the “Voting Agreement”) with certain holders of Company Common Stock (as defined herein) party thereto (collectively, the “Principal Stockholders”) in the form of Exhibit A attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and of Merger Sub in accordance with the DGCL.

1.2                               Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a date to be specified by the parties, which shall be no later than the third business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that, by their terms, cannot be satisfied until the time of the Closing), at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, or at such other time, date or place agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3                               Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger.  The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4                               Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL.

1.5                               Certificate of Incorporation and Bylaws.

(a)                                  The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)                                 Subject to Section 6.6 of this Agreement, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.6                               Directors.  At the Effective Time, each of the directors of the Company shall resign from the Board of Directors of the Company.  The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7                               Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1                               Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)                                  Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent Owned Stock.  Each share of Company Common Stock that is owned by the Company or Parent or by any subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no consideration shall be delivered with respect thereto.

(c)                                  Conversion of Company Common Stock.

(1)                                  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and the Appraisal Shares), including shares subject to restrictions or forfeiture conditions relating to time, performance or otherwise, shall be converted into the right to receive $3.20 in cash, without interest (the “Merger Consideration”).

(2)                                  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)                                 Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Company Common Stock, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)                                  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, those shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262.

At the Effective Time and as allowed under applicable Law, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(c).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.2                               Exchange of Certificates.

(a)                                  Paying Agent.  The parties have selected Union Bank of California, N.A. (the “Paying Agent”) as agent for the payment of the Merger Consideration upon surrender of Certificates in accordance with this Section 2.2, and in connection therewith, Merger Sub shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  Immediately following the Effective Time, Merger Sub shall deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent all the cash necessary to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)                                 Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall cause the Paying Agent to, mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.1.  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)                                  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of Certificates formerly representing shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of a Certificate who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with or otherwise pursuant to any applicable state, Federal or other abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions (including any undistributed Merger Consideration) in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)                                    Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Merger Sub or, if after the Effective Time, the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such banks that are then publicly available) or in money market funds that are eligible under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.  If, for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(h)                                 Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(i)                                     Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Sub for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except (A) as identified in and reasonably apparent from the Company SEC Documents filed by the Company with the SEC since December 31, 2007 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any “risk factor” disclosure, forward looking discussions, or any other disclosure that is predictive, cautionary or forward looking in nature) and, without giving effect to any change of fact or circumstance subsequent to the date on which any such Filed Company SEC Document was filed, or (B) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of such Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement only to the extent that the relevance of such disclosure is reasonably apparent):

3.1                               Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified or licensed to do business and, where such concept is applicable, in good standing in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification or licensing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Parent prior to the execution of this Agreement true and complete copies of the Company Certificate and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

3.2                               Company Subsidiaries; Equity Interests.

(a)                                  Section 3.2(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, other than directors’ qualifying shares, are owned by the Company, by one or more Company Subsidiaries or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)                                 Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3                               Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock” ).  At the close of business on September 19, 2008 (the “Capitalization Date” ), (i) 19,475,892 shares of Company Common Stock were issued and outstanding (with no shares of Company Common Stock held by the Company in its treasury), (ii) 4,229,361 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2002 Stock Option Plan, 2004 Omnibus Stock Incentive Plan, as amended, 2004 Employee Stock Purchase Plan (the “ESPP”) and Executive Deferred Compensation Plan (such plans, collectively, the “Company Stock Plans”), of which 2,614,926 shares of Company Common Stock were subject to outstanding options (other than options under the ESPP) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”) or agreements to issue Company Stock Options and no shares of Company Common Stock have been issued pursuant to the Executive Deferred Compensation Plan and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares.  Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of the Company, or any option, warrant or other right to acquire shares of capital stock or other securities of the Company, were issued, reserved for issuance or outstanding.  All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws or any Contract to which the Company is a party or by which it is otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement, and except for the Company Stock Options and obligations pursuant to the ESPP, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any payment based on the revenues, earnings or financial performance of the Company.

As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b)                                 Section 3.3(b) of the Company Disclosure Letter sets forth the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options outstanding as of the close of business on the Capitalization Date.  Section 3.3(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, (i) the name of the record holder of each Company Stock Option, (ii) any applicable expiration date and vesting date of each Company Stock Option, (iii) whether any Company Stock Option is intended to be an incentive stock option, (iv) the exercise price of each such Company Stock Option and (v) the number of shares of Company Common Stock issuable under or subject to each Company Stock Option.

(c)                                  To the Company’s knowledge, no Company Stock Option (i) has a per share exercise price lower than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or the Company Subsidiaries.  All of the shares of Company Common Stock and other issued and outstanding equity or other securities of the Company or any Company Subsidiary have been issued by the Company or such Company Subsidiary in compliance in all material respects with all applicable securities laws including the Securities Act and “blue sky” laws.

(d)                                 Except for the Voting Agreement, neither the Company nor any of the Company Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, or registration rights agreement relating to any equity securities of the Company or any of the Company Subsidiaries or any other Contract relating to disposition, voting, or dividends with respect to any equity or other securities of the Company or of any Company Subsidiary.  No cash dividends on the Company Common Stock have been declared or have accrued during the last three (3) years.

(e)                                  Section 3.3(e) of the Company Disclosure Letter sets forth the amount of contributions made to the ESPP from the beginning of the currently outstanding offering period under the ESPP through the date of this Agreement and an estimate of the total amount of contributions that are scheduled (based on current facts and circumstances) to be made to the ESPP through the last day of such offering period and an estimate of the maximum amount of contributions that can be made (based on current facts and circumstances) to the ESPP through the last day of such offering period.

(f)                                    Section 3.3(f) of the Company Disclosure Letter also sets forth a true and complete list, as of the date hereof, of all indebtedness for borrowed money, letters of credit and surety bonds of the Company and the Company Subsidiaries (other than (x) any such indebtedness owed to the Company or any of the Company Subsidiaries, (y) trade letters of credit or (z) any such indebtedness (including any related indebtedness) that does not exceed $50,000) outstanding on the date of this Agreement.  Neither the Company nor any of the Company Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which may have the right to vote with the stockholders of the Company or such Company Subsidiary on any matter.

3.4                               Authority; Execution and Delivery; Enforceability.

(a)                                  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval.  The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) rules of law governing specific performance and injunctive or other forms of equitable relief.

(b)                                 The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions, which as of the date of this Agreement have not been rescinded, modified or withdrawn, (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement is advisable.  To the Company’s knowledge, no state takeover statute or similar statute or regulation, other than Section 203 of the DGCL, applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement.

(c)                                  The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Stockholder Approval”).

3.5                               No Conflicts; Consents.

(a)                                  The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract (written or oral), lease, license, indenture, note, bond, letter of credit, mortgage, agreement, permit, concession, franchise or other binding commitment, obligation or instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree of any Governmental Entity (“Judgment”) or statute, law, ordinance, rule, code, executive order or regulation of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, notice to or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar laws (each, an “Antitrust Law”) of any foreign jurisdiction, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) and (B) such reports under Securities Exchange Act of 1934, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings required under the rules and regulations of the NASDAQ Stock Market LLC, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.6                               SEC Documents; Sarbanes-Oxley Compliance; NASDAQ.

(a)                                  The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since January 1, 2005 (such documents, together with any documents filed or furnished during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  No Company Subsidiary is subject to the periodic reporting requirements of Section 13(d) or Section 15(d) of the Exchange Act.  The Company has made available to Parent all material correspondence between the SEC and the Company since January 1, 2006 up to the date of this Agreement and, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any Company SEC Documents.

(b)                                 As of its respective date of filing, each Company SEC Document complied in all material respects (including as to form) with the requirements of the Securities Act of 1933, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations of the SEC promulgated thereunder) (the “Sarbanes-Oxley Act”), in each case as applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company SEC Documents, at the time it was filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has timely made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act.  No Company Subsidiary is subject to periodic reporting requirements under the Exchange Act.  The consolidated financial statements (including the notes and schedules thereto) of the Company included in each of the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  The Company is in material compliance with, and has complied in all material respects with, the listing, corporate governance and other rules, regulations and requirements for listing on the NASDAQ National Market.

(c)                                  The Company is in compliance with, and since January 1, 2005, has complied, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such Act.

Without limiting the foregoing, the Company (i) has established and maintains a system of internal accounting controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (iii) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

(d)                                 Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, other than liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet of the Company as of December 30, 2007 included in the Filed Company SEC Documents publicly available prior to the date of this Agreement (or described in the notes thereto), (ii) incurred since December 30, 2007 in the ordinary course of business consistent with past practice, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or person) or any “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(e)                                  None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger (the “Other Filings”) will, in the case of the Proxy Statement, as of the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, as of the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement or Other Filings that are based on information supplied by Parent or Merger Sub or any affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder.

3.7                               Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement, as expressly permitted pursuant to Section 5.1, since December 30, 2007, the Company has conducted its business only in the ordinary course of business, and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.  Since December 30, 2007 to the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any equity security of any Company Subsidiary, (ii) any repurchase (other than pursuant to a Withholding Event) for value by the Company of any Company Capital Stock or any equity security of any Company Subsidiary; (iii) any split, combination or reclassification of any Company Capital Stock or any equity security of any Company Subsidiary, (iv) any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or any equity security of any Company Subsidiary; (v) except in the ordinary course of business consistent with past practice or as required pursuant to any Company Benefit Plan in effect on December 30, 2007, (A) any granting by the Company or any Company Subsidiary to any current or former director or executive officer of the Company or any Company Subsidiary of any increase in compensation or benefits, (B) any granting by the Company or any Company Subsidiary to any such current or former director or executive officer of any increase in severance or termination pay or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, severance or termination agreement with any such current or former director or executive officer; (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; (vii) any material election, or change in a material election, with respect to Taxes by the Company or any Company Subsidiary, any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund, any filing of an amended Tax Return with respect to material Taxes (except as required by applicable Law), any change in any annual tax accounting period, any closing agreement relating to a material amount of Taxes, any waiver or extension of the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) other than, in each case, in the ordinary course of business and consistent with past practice; (viii) any purchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of Company Common Stock or any equity security of any Company Subsidiary or any right, warrant or option to acquire such Company Stock or any equity security of any Company Subsidiary, other than (X) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (Y) the withholding or repurchase by the Company of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, or (Z) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards (each transaction contemplated by clauses (X), (Y) or (Z), a “Withholding Event”); or (ix) any action taken that, if taken between the date hereof and the Closing, would be prohibited by Section 5.1 (other than subsections (9) and (11) thereof).

3.8                               Contracts.

(a)                                  As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any:

(1)                                  Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act;

(2)                                  written employment Contract that (x) provides for annual cash compensation in excess of $200,000 or (y) provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or any Company Subsidiary by notice of not more than 90 days without cost or penalty;

(3)                                  collective bargaining agreement or other Contract with any labor organization, union or association;

(4)                                  Contract that materially restricts the ability of the Company or any Company Subsidiary to compete with any business or in any geographical area or to solicit customers or other service providers;

(5)                                  lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Company Subsidiary), (A) any Company Property that is material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted or (B) any portion of any premises otherwise occupied by the Company or a Company Subsidiary;

(6)                                  lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Company Subsidiary, in any such case which provides for a future liability or receivable, as the case may be, in excess of $250,000 annually or $750,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days without cost or penalty;

(7)                                  lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessee or sublessee of any tangible personal property, in any such case which provides for a future liability in excess of $250,000 annually or $750,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days without cost or penalty;

(8)                                  Contract under which the Company or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any person (other than the Company or a Company Subsidiary), in each case involving an aggregate principal amount in excess of $250,000, other than trade payables arising in the ordinary course of business;

(9)                                  Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than the Company or a Company Subsidiary, has guaranteed Indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has guaranteed Indebtedness, liabilities or obligations of any person, other than the Company or another Company Subsidiary, in each case involving an aggregate guaranteed amount in excess of $250,000 (other than endorsements for the purpose of collection in the ordinary course of business);

(10)                            Contract under which the Company or a Company Subsidiary has made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Company Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business), in each case involving an aggregate amount in excess of $250,000;

(11)                            Contract creating or granting any Lien (including Liens upon properties acquired under conditional sales and capital leases but excluding Permitted Liens), other than Liens granted in the ordinary course of business consistent with past practice which are not material to the Company and the Company Subsidiaries;

(12)                            Contract for the purchase of raw materials, supplies or equipment or for any other capital expenditure that provides for cash payments by the Company or any Company Subsidiary that are reasonably expected to exceed $250,000 per annum;

(13)                            Contract for the sale of any material asset of the Company or a Company Subsidiary or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the ordinary course of business;

(14)                            Contract for any joint venture, general partnership or limited partnership agreement (each, a “Joint Venture Agreement”);

(15)                            Contract involving any swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency hedge or protection contract;

(16)                            Contract relating to development, ownership, licensing or use of any Intellectual Property that is material to the operation of the business of the Company and the Company Subsidiaries;

(17)                            Contract to which the Company or any Company Subsidiary is a party that, by its terms, calls for aggregate payments by or to the Company or any Company Subsidiary of more than $500,000 on an annual basis; or

(18)                            Contract providing the Company or any Company Subsidiary with a call right or other right to purchase Company Common Stock.

(b)                                 Each of the Contracts filed as an exhibit to a Company SEC Document (except to the extent any such Contract has expired pursuant to its terms) or to be set forth in Section 3.8 of the Company Disclosure Letter (the “Material Contracts”) is valid, binding and in full force and effect and is enforceable by the Company or the applicable Company Subsidiary in accordance with its terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries (other than Cherokee Netherlands I BV and its direct and indirect subsidiaries) have contractually guaranteed any of the debts, obligations or other liabilities of Cherokee Netherlands I BV and its direct and indirect subsidiaries.  The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received any notice of the intention of any party to terminate any Material Contract.  Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent.

3.9                               Intellectual Property.

(a)                                  Section 3.9 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registered Intellectual Property owned by the Company or any Company Subsidiary.  The Intellectual Property set forth on Section 3.9 of the Company Disclosure Letter is referred to in this Agreement as the “Registered Company Intellectual Property.”  Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company or a Company Subsidiary is the sole and exclusive owner of, and the Company and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Registered Company Intellectual Property, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (ii) during the past three years neither the Company nor any of the Company Subsidiaries has received any written communication from any person asserting any ownership interest in any owned Registered Company Intellectual Property.

(b)                                 Neither the Company nor any Company Subsidiary has granted any license of any kind relating to any owned Company Intellectual Property or the marketing or distribution thereof, except (i) nonexclusive licenses granted in the ordinary course of business and (ii) exclusive licenses relating to the development of Intellectual Property specifically for a customer and licensed to such customer in the ordinary course of business.

(c)                                  Neither the Company nor any Company Subsidiary is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Company Subsidiaries that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except for so-called “shrink-wrap” license agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business.

(d)                                 The conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(e)                                  No claims are pending or, to the knowledge of the Company, threatened, as of the date of this Agreement against the Company or any Company Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Company Subsidiaries of any Intellectual Property, except for such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(f)                                    To the knowledge of the Company, no third party is infringing or misappropriating any Intellectual Property owned by the Company or any Company Subsidiary, except for such infringements or misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(g)                                 The Company has used commercially reasonable efforts to protect the confidentiality of the trade secrets of the Company.

(h)                                 In this Agreement, “Intellectual Property” means, with respect to any person, any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, brand name, copyright (including copyright in software and technology), registration, design, design registration, domain name registration, or all other proprietary rights, trade secrets, or other intellectual property rights used in the business of such person as currently conducted, and any right to any of the foregoing.

3.10                        Taxes.

(a)                                  Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise owed by the Company and each Company Subsidiary, have been timely paid or will be timely paid in full or disputed by the due date thereof.  Without taking into account any transaction contemplated by this Agreement and based on activities to date, adequate reserves in accordance with GAAP have been established by the Company and each Company Subsidiary for all material Taxes not yet due and payable in respect of taxable periods ending on the date hereof.

(b)                                 In all material respects, all Taxes required to be withheld by the Company and the Company Subsidiaries have been or will be timely withheld and paid over to the appropriate Governmental Entity.

(c)                                  No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), and no requests for waivers of the time to assess any such Taxes are pending.  No audit or other proceeding by any Governmental Entity is underway, pending or threatened with respect to any Tax that might be payable by the Company or any Company Subsidiary.  No claim has ever been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction.

(d)                                 The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through fiscal year 2003.  All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid or are being disputed in good faith by the Company.

(e)                                  There are no material Liens for Taxes (other than for Permitted Liens) on the assets of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes, including any agreement under which the Company or any Company Subsidiary could be liable for Taxes of an entity that is neither the Company nor any Company Subsidiary.

(f)                                    Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g)                                 None of the Company or any of the Company Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Company Subsidiary.

(h)                                 Neither the Company nor any Company Subsidiary owns, directly or indirectly, any interest in any entity classified as a partnership for the United States federal income Tax purposes.  The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code.

(i)                                     For purposes of this Agreement, “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, as transferee or successor or in connection with any agreement with respect to Taxes, including all charges, fees, levies, imposts, customs duties or other assessments, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.  “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

3.11                        Company Benefit Plans.  Each material Company Benefit Plan is identified in the Filed Company SEC Documents or in Section 3.11 of the Company Disclosure Letter.  Except in the ordinary course of business, as disclosed in the Filed Company SEC Documents, or as otherwise disclosed in Section 3.11 of the Company Disclosure Letter, from the date of the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment by the Company or any Company Subsidiary of any Company Benefit Plan that would materially increase the aggregate costs to the Company and the Company Subsidiaries of the Company Benefit Plans.

3.12                        Benefit Plan Compliance.

(a)                                  The Company has made available to Parent true, complete and correct copies of (i) each writing constituting a material part of each material Company Benefit Plan, including all material amendments thereto, (ii) the most recent annual report on Form 5500 and accompanying schedules, if any, filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description has been prepared, (iv) the most recent (A) discrimination tests, (B) audited financial statements and (C) actuarial valuation reports in each case, if any, with respect to each Company Benefit Plan, (v) the most recent determination letter, if any, from the Internal Revenue Service for each Company Benefit Plan, (vi) any related trust agreement or material funding instrument now in effect and (vii) the current form of the Company’s handbook distributed generally to its employees.

(b)                                 No Company Benefit Plan is and neither the Company, any Company Subsidiary or any ERISA Affiliate has within the past six years maintained or contributed to a plan that was (i) a “multiemployer plan” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) subject to Title IV of ERISA, or (iii) subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 302 of ERISA.

(c)                                  Except as disclosed in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would reasonably be expected to adversely affect such favorable determination.  With respect to each Company Benefit Plan set forth in Section 3.12(c) of the Company Disclosure Letter, the Company still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)                                 Except as would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect:

(1)                                  each Company Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by all Laws applicable to such Company Benefit Plan;

(2)                                  all contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the Company Benefit Plans have been timely made or accrued;

(3)                                  no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan;

(4)                                  no action, suit or claim (excluding claims for benefits incurred in the ordinary course) is pending or, to the knowledge of the Company, threatened against or with respect to any Company Benefit Plan; and

(5)                                  there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan.

(e)                                  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder.

(f)                                    No Company Benefit Plan provides post-termination or retiree medical benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination or retiree medical benefits other than for health care continuation as required by Section 4980B of the Code, Part 6 of Title I of ERISA or any similar statute.

(g)                                 (i) No Company Benefit Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property, result in the forgiveness of Indebtedness or accelerate or provide any other rights or benefits (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus, enhanced benefit,  or other similar payment) to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event), (ii) no payment or other benefit that has been or may be made to any current or former employee or consultant of the Company or any Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Subsidiary would reasonably be expected to result in an “excess parachute payment” as such term is defined in Section 280G of the Code in connection with the Merger or other transactions contemplated by this Agreement, (iii) there are no contracts or arrangements to which the Company or any of its Subsidiaries is a party that provide for a tax gross-up payment to any employee of the Company or any of its Subsidiaries to cover any liability for tax under Section 4999 of the Code and (iv) neither the Company nor any of its Subsidiaries is a party to any employment or severance agreement or other plan or arrangement that provides for post-termination payments in excess of three (3) months of base salary or a notice period upon termination in excess of three (3) months.

(h)                                 Without limiting the representations set forth in Section 3.12(a) through (e), with respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as do not have, or would not reasonably be likely individually or in the aggregate to have, a Company Material Adverse Effect:  (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with the Company’s usual accounting practices; and (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.

3.13                        Labor Matters.  There are no collective bargaining or other labor union agreements currently in existence or being negotiated by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is or may become a party or by which any of them is or may become bound.  To the knowledge of the Company, no employees of the Company or any Company Subsidiary are currently represented by any labor organization or works council in connection with their employment at the Company.  Neither the Company nor any Company Subsidiary has encountered, and, to the knowledge of the Company, during the last three years there have not been, any labor union organizing activity.  Neither the Company nor any Company Subsidiary has encountered, and during the last three years there have not been, any employee strikes, grievances, labor disputes, material work stoppages, material slowdowns or lockouts.  There are no unfair labor practice charges or complaints pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary with respect to employees of the Company or any Company Subsidiary.  During the past three years, the Company has not effectuated (i) a “plant closing” as defined in the (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company.

3.14                        Litigation.  There is no suit, arbitration, litigation, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or has resulted or would reasonably be expected to result in damages in excess of $250,000, nor is there any material Judgment outstanding against the Company or any Company Subsidiary.

3.15                        Compliance with Applicable Laws.  The Company and the Company Subsidiaries are, and at all times during the past twelve months have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or matters with respect to Company Benefit Plans, which are the subject of Section 3.12.  To the Company’s knowledge, no material investigation or proceeding by any Governmental Entity with respect to the Company or Company Subsidiary is pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same.

3.16                        Permits.

(a)                                  As of the date of this Agreement, each of the Company and the Company Subsidiaries has been issued or granted all certificates, licenses, franchises, consents, permits, authorizations and approvals (“Permits”) material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.  All such material Permits are in full force and effect, are validly held by the Company or a Company Subsidiary, and the Company or the applicable Company Subsidiary is in compliance in all material respects with all terms and conditions thereof.  During the past three years, none of the Company and the Company Subsidiaries has received notice of any suit, action or proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company and the Company Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.17                        Real Property.  Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, an “Owned Property”), including the address of each Owned Property.  Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company or any Company Subsidiary, (individually, a “Leased Property”), including the address of each Leased Property.  The Company or a Company Subsidiary has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens, except (i) Permitted Liens, (ii) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property and (iii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto.  None of the items set forth in clause (ii) above, individually or in the aggregate, materially impairs or would reasonably be expected to materially impair the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

3.18                        Environmental.

(a)                                  The Company is, and has been for the last three years, in compliance, in all material respects, with all applicable Environmental Laws.  The Company has not received notice of any actual or potential violations or liabilities arising under Environmental Laws, and no suits or actions are pending in which the Company is alleged to be liable to any third-parties pursuant to any Environmental Laws.

The term “Environmental Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including any applicable requirement to register underground storage tanks, relating to:  (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment, investigation or remediation of Hazardous Material; or (C) protection of human health (including without limitation employee health and safety) and the environment.

(b)                                 To the knowledge of the Company, during the period of ownership or operation by the Company of its current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or any surrounding site.  The Company has not shipped or cause to be shipped any Hazardous Material to any disposal site for which it is or, to the knowledge of the Company, will be subject to any liability.  Prior to the period of ownership or operation by the Company of its current or previously owned or leased properties, and to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site.  The term “Hazardous Material” means (A) hazardous or toxic materials, contaminants, constituents, pollutants, medical wastes, hazardous or infectious wastes and hazardous substances and chemicals that are regulated as such under federal, state, local and foreign (non-US) Environmental Laws, including without limitation as those terms are defined in the following statutes and their implementing regulations:  the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., and any local,  state or foreign (non-U.S.) statutes or regulations analogous to the foregoing statutes, (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, (E) polychlorinated biphenyls (“PCBs”) or materials or fluids containing PCBs, and (F) radon.

(c)                                  The Company is not aware of any environmental regulatory requirements, the compliance with which over the next two years, will require capital expenditures in excess of US $1,000,000, individually or in the aggregate, or that reasonably could be expected to have a material adverse affect on ability of the Company to operate any of its facilities in the manner presently operated.

(d)                                 The Company has not agreed by contract to provide any third party with indemnification against any pending and unresolved liability arising under Environmental Laws or otherwise relating to Hazardous Materials.

(e)                                  The Company has provided to Parent a true, correct and complete copy of (i) all environmental reports, environmental assessments and environmental audits, including without limitation all “Phase 1” and “Phase 2” Environmental Site Assessments in the Company’s control or possession (including without limitation any such documents in the control or possession of the Company’s outside attorneys, consultants and advisors) relating to the business of the Company and any properties and facilities currently or formerly owned, leased or used by the Company, and (ii) all material Permits required to be held by the Company to operate its business under Environmental Laws.

(f)                                    The Company is not aware of any facts or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company under Environmental Laws.

(g)                                 The Company has not manufactured, assembled, sold, or distributed any products (or components within any products) containing asbestos.

(h)                                 There are no liens or deed restrictions arising under Environmental Laws in connection with any property owned or leased by the Company.

3.19                        Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Stephens Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has furnished to Parent a true and complete copy of all agreements between the Company and Stephens Inc. relating to the Merger and the other transactions contemplated by this Agreement.

3.20                        Opinion of Financial Advisor.  The Company has received the opinion of Stephens Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the qualifications and assumptions set forth in each such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view.  A signed copy of such opinion will be made available to Parent.

3.21                        Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums due and payable under all insurance policies maintained by the Company have been paid and the Company and the Company Subsidiaries are otherwise in compliance with the material terms of such policies.  Neither the Company nor any Company Subsidiary is in breach of, or default under, any such material insurance policy and no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.

3.22                        Related Party Transactions.  Except as disclosed in the Company SEC Documents, no present or former director, executive officer, stockholder, employee or affiliate of the Company or any of the Company Subsidiaries, nor any of such person’s affiliates or family members, is a party to any material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed (any of the foregoing, a “Related Party Transaction”).

3.23                        Customers.  Section 3.23 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company’s and the Company Subsidiaries’ then (10) largest customers (based on sales) for each of the fiscal years ended December 30, 2007 and December 31, 2006 showing the approximate aggregate total sales in dollars by the Company or Company Subsidiary to each such customer during each such period.  None of the Company’s customers listed in Section 3.23 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it has ceased, or will cease, to use the Company’s products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such products, equipment, good or services at any time.

3.24                        Suppliers.  Section 3.24 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company’s and the Company Subsidiaries’ then (10) largest suppliers (based on dollar value of suppliers) for each of the fiscal years ended December 30, 2007 and December 31, 2006 showing the approximate aggregate total purchases in dollars by the Company or Company Subsidiary from each such supplier during each such period.   None of the Company’s suppliers listed in Section 3.24 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it will not sell raw materials, supplies, merchandise and other goods to the Company or such Company Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.  Neither the Company nor any Company Subsidiary has a customer or supplier relationship with, or is a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of Bahrain, Cuba, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Oman, Qatar, Republic of Yemen, Sudan, Syria, Unita (Angola) or the former Yugoslav/Republic of Macedonia (including any Governmental Authority within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that except as set forth in the letter, dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the “Acquiror Disclosure Letter”) (it being understood that any information set forth in one section or subsection of such Acquiror Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent):

4.1                               Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, has not had and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

4.2                               Merger Sub.

(a)                                  Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)                                 All of the authorized and outstanding capital stock of Merger Sub is owned by Parent.

4.3                               Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by the Agreement.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Parent, as sole stockholder of Merger Sub, will immediately after the execution and delivery of this Agreement duly adopt this Agreement.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) rules of law governing specific performance and injunctive or other forms of equitable relief.

4.4                               No Conflicts; Consents.

(a)                                  The execution and delivery by each of Parent and Merger Sub of this Agreement, do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)                                 No Consent of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, or any other Antitrust Law of any foreign jurisdiction, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.5                               Parent’s Balance Sheet; Debt.  Parent has delivered to the Company a copy of Parent’s balance sheet dated as of July 25, 2008 (“Parent’s Balance Sheet”), which is attached in Section 4.5 of the Acquiror Disclosure Letter.  Parent’s Balance Sheet (i) was prepared in accordance with the books and records of Parent; (ii) is true and correct in all material respects; and (iii) fairly and accurately presents in all material respects the financial position of Parent as of the date thereof.  As of the date of Parent’s Balance Sheet, Parent was not liable for or obligated with respect to any material debt (including the debt of any of Parent’s affiliates) other than as reflected on Parent’s Balance Sheet.  Since the date of Parent’s Balance Sheet through the date hereof, there has been no material dimunition in the value of the assets of Parent nor has there been a material increase in the outstanding debt of Parent.

4.6                               Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7                               Brokers.  Except for The Gores Group, LLC, the fees and expenses of which shall be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.8                               Financing.  Parent and Merger Sub, at the Closing, will have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the aggregate Merger Consideration at Closing.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business.

(a)                                  Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter, expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course consistent with past practices and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Letter, expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(1)                                  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than net exercises of Company Stock Options, in each case in accordance with the terms thereof), or (D) make any capital contribution in cash or other property to any Company Subsidiary;

(2)                                  issue, deliver, sell or grant (A) any shares of its capital stock or any (other) Company Subsidiary, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options or pursuant to the ESPP and in accordance with their present terms and (2) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(3)                                  amend its certificate of incorporation, Bylaws or other comparable charter or organizational documents;

(4)                                  acquire, merge, consolidate with, purchase an equity interest in or purchase a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions during the term of this Agreement exceeds $500,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the consummation of the Merger or any of the other transactions contemplated by this Agreement);

(5)                                  except (A) as required by applicable Law (including, without limitation, as reasonably intended to comply with and prevent the imputation of any tax, penalty or interest under Section 409A of the Code; provided, however, that no actions taken to comply with Section 409A of the Code shall result in additional material liability (beyond the benefits otherwise due) or in a material acceleration of the time of payment), (B) increases of compensation and benefits of non-executive employees in the ordinary course of business consistent with past practice, (C) as otherwise contemplated by this Agreement or (D) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement, (1) grant to any current or former officer, director, consultant or employee of the Company or any Company Subsidiary any increase in compensation, (2) grant to any such current or former officer, director, consultant or employee any increase in or new rights to severance or termination pay, (3) enter into any employment or consulting agreement with any officer, director, consultant, or employee of the Company pursuant to which the total annual compensation exceeds $150,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (5) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan;

(6)                                  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(7)                                  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or any Company Subsidiary (including any capital stock of such Company Subsidiary), except (A) sales, leases or dispositions made, or licenses or Liens granted, in the ordinary course of business consistent with past practice, (B) Liens granted to secure Indebtedness permitted to be incurred pursuant to Section 5.1(a)(8) and (C) sales, leases or dispositions of assets with a fair value not in excess of $250,000 in the aggregate;

(8)                                  (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person, amend or modify the terms of any current Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice under the Company’s current existing revolving credit facilities and (2) Indebtedness incurred by the refinancing of the Company’s current existing revolving credit facilities so long as such refinancing does not result in aggregate Indebtedness greater than that outstanding as of the date of such refinancing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees in the ordinary course of business consistent with past practice;

(9)                                  make, incur or agree to make any new capital expenditure or expenditures that, in the aggregate, exceeds the capital expenditure budget set forth in Section 5.1(a)(9) of the Company Disclosure Letter;

(10)                            make or change any material Tax election, file any material amended Tax Return, make or change any material method of accounting with respect to Taxes, waive or agree to extend the statute of limitations with respect to Taxes, or settle or compromise any material Tax liability or refund except in each case as required by applicable Law;

(11)                            enter into any lease (including renewals) of real property that (A) is not in the ordinary course of business consistent with past practice or (B) that, by its terms, calls for aggregate payments by the Company or any Company Subsidiary of more than $250,000 annually;

(12)                            cancel any material Indebtedness except in the case of the refinancing of the Company’s current existing revolving credit facilities or the Company’s Senior Notes;

(13)                            settle or compromise any pending or threatened suit, action, claim or litigation, except in the ordinary course of business and where such settlement or compromise would result in payment (individually and not in the aggregate), net of insurance, by the Company of less than $100,000 or, taken together with all settlements and compromises, $250,000;

(14)                            fail to maintain insurance covering risks of such types and such amounts as are consistent with past practices;

(15)                            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(16)                            materially amend or terminate any Material Contract or enter into any Material Contract except in the ordinary course of business consistent with past practices;

(17)                            enter into any Related Party Transaction;

(18)                            incur any further Company Transaction Expenses other than pursuant to arrangements (i) in effect on the date hereof and (ii) entered into after the date hereof for services in connection with the Stockholders Meeting and the Merger provided that such expenses do not exceed $50,000 in the aggregate; or

(19)                            authorize any of, or commit or agree to take any of, the foregoing actions.

(b)                                 Advice of Changes.  The Company shall promptly advise Parent in writing of any matter or event that results in any breach of any representation, warranty or event that would reasonably be expected to result in a failure of a condition to the Merger set forth in Section 7.2(a) or Section 7.2(b).

5.2                               No Solicitation.

(a)                                  The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any Company Subsidiary, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, cause, encourage or take any other action to facilitate the submission of any Takeover Proposal or the making of any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its Representatives or the Company’s Representatives) any confidential information with respect to or intended to facilitate any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to an unsolicited bona fide written Takeover Proposal that did not result from a breach of this Section 5.2, and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would be reasonably likely to lead to a Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal (and its Representatives), provided that the Company receives or has received from such party an executed confidentiality agreement with terms (including with respect to standstill provisions) no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that all such information has previously been provided to Merger Sub or is provided to Merger Sub prior to or substantially concurrently with the time it is provided to such person, (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, and (z) waive any standstill with the person making such Takeover Proposal.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Merger Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock, in each case other than the transactions contemplated by this Agreement; provided, however, that a European Takeover Proposal shall not constitute a Takeover Proposal for purposes of this Agreement.

(b)                                 The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval, recommendation or declaration of advisability by the Company Board of this Agreement or the Merger or recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any such action being referred to herein as an “Adverse Recommendation Change”), unless, in the case of this clause (i), the Company Board determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, or (ii) approve or recommend, or publicly propose to approve or recommend or cause or permit the Company or any Company Subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to any Takeover Proposal (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)) or resolve or agree to take any such action, unless, in the case of clause (ii), the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

Notwithstanding anything in this Section 5.2(b) to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of Section 5.2(a), cause or permit the Company to terminate this Agreement pursuant to Section 8.1(f) of this Agreement and, following payment of the Termination Fee, concurrently enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board shall not make an Adverse Recommendation Change in connection with a Superior Proposal and the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until (y) the fifth calendar day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five calendar day period) and (z) the Company does not receive from Parent a definitive and binding offer to enter into a definitive agreement which the Company Board determines, in good faith after consultation with its financial advisors and outside legal counsel, is at least as favorable to the stockholders of the Company as the Superior Proposal prior to effecting such Adverse Recommendation Change or terminating this Agreement (it being understood and agreed that, prior to effecting such Adverse Recommendation Change or terminating this Agreement, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith, to the extent Parent desires to negotiate, to make such adjustments in terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal in the judgment of the Company Board).

(c)                                  For purposes of this Agreement, the term “Superior Proposal” means any written bona fide Takeover Proposal that did not result from a breach of this Section 5.2 and that, if consummated, would result in a person or group (or in the case of a direct merger between such person or group and the Company, the stockholders of such person or group) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise) that the Board determines in good faith to be relevant.

(d)                                 In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in any event within three calendar days after receipt, advise Parent orally and in writing of any Takeover Proposal, or any inquiry the Company reasonably believes is reasonably likely to lead to a Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry.  The Company shall, subject to the fiduciary duties of the Company Board, keep Parent reasonably informed of the material details of any such Takeover Proposal or inquiry.  The Company shall not take any action to exempt any person (other than Merger Sub and Parent and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(f).

(e)                                  The Company shall (i) request the prompt return or destruction of all confidential information furnished after the date of this Agreement in accordance with this Section 5.2 to any person or entity that previously engaged in discussions with the Company or any of its representatives or affiliates with respect to any transaction that could reasonably be expected to result in a Takeover Proposal, and (ii) except as set forth in Section 5.2(a)(ii)(z), shall not terminate, waive, amend or modify any provisions of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party.

(f)                                    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e 2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel) failure so to disclose would be inconsistent with applicable Law, it being understood, however, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly and publicly reconfirms its Recommendation at least two business days prior to the Stockholders’ Meeting; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.2(b).

(g)                                 Subject to compliance with Sections 5.1 and 6.12, notwithstanding the provisions of this Section 5.2, the parties agree that the Company, any Company Subsidiary, any director, officer or employee of the Company or any Company Subsidiary, and any Representative of the Company or any Company Subsidiary shall be authorized to, directly or indirectly, solicit, initiate, cause, encourage or take any other action to knowingly facilitate the submission of a takeover proposal solely with respect to the Company’s European operations (a “European Takeover Proposal ”) or the making of any inquiry or proposal that would reasonably be expected to lead to a European Takeover Proposal.  The Company agrees that, within three calendar days after receipt of a European Takeover Proposal, it will advise Parent orally and in writing of such European Takeover Proposal or any inquiry the Company reasonably believes is reasonably likely to lead to a European Takeover Proposal, the material terms and conditions of such European Takeover Proposal or inquiry and the identity of the person making any such European Takeover Proposal or inquiry.  The Company shall, subject to the fiduciary duties of the Company Board, keep Parent reasonably informed of the material details of any such European Takeover Proposal or inquiry.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Preparation of Proxy Statement; Stockholders Meeting.

(a)                                  As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement prior to its filing and will incorporate reasonable comments of Parent and its counsel.  The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to have the Proxy Statement cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to the Company’s stockholders.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall use its reasonable best efforts to promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement.  The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(b)                                 The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking the Stockholder Approval and, subject to Section 5.2(b) of this Agreement, use reasonable best efforts to solicit proxies from its stockholders in favor of adoption of this Agreement and use commercially reasonable efforts to take such other action as may be necessary to obtain the Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.2(b).  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

(c)                                  The Company shall file all documents required, as determined by the Company in consultation with its legal counsel, to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, including the Proxy Statement and the Other Filings (the “Subsequent SEC Reports”).  The Subsequent SEC Reports shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder.  The Company shall make available to Parent copies of all Subsequent SEC Reports.

6.2                               Access to Information; Confidentiality.  To the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees and Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records, and to those employees of the Company to whom Parent reasonably requests access, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) any document or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege or (iii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s counsel, might reasonably result in antitrust difficulties for the Company (or any of its affiliates).  If any material is withheld by the Company or a Company Subsidiary pursuant to the proviso to the preceding sentence, such party shall inform Parent as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.2 shall be subject to that certain Confidentiality Agreement dated April 17, 2008, between Parent and the Company (the “Confidentiality Agreement”).

6.3                               Reasonable Best Efforts; Notification.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.2(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to take all actions necessary to cause the conditions to Closing set forth in Article VII of this Agreement to be satisfied as promptly as practicable after the date of this Agreement, (ii) the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from any Governmental Entity that is required to be obtained to satisfy the condition set forth in Section 7.1(b) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) that are required to be made to satisfy the condition set forth in Section 7.1(b) and (iii) the taking of all commercially reasonable steps as may be necessary to obtain all necessary consents, approvals or waivers from any third parties reasonably requested by Parent to be obtained in connection with the Merger under the Material Contracts, provided, however, that in no event shall Parent, Merger Sub or the Company be required to pay any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and as promptly as practicable.  The HSR Filing shall be in compliance with the requirements of the HSR Act.  Each of Parent and the Company shall cooperate with the other to the extent necessary to assist the other in the preparation of its HSR Filing and to request early termination of the waiting period required by the HSR Act.

(b)                                 Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (ii) not extend any waiting period under the HSR Act without the prior written consent of the other parties thereto (such consent not to be unreasonably withheld or delayed) and (iii) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other.  Parent and the Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or delay the Closing (a “Legal Impediment”).

(c)                                  For purposes of this Section 6.3, “reasonable best efforts” shall, to the extent necessary to obtain the waiver or Consent from any Governmental Entity required to satisfy the condition set forth in Section 7.1(b) or to avoid the entry of or have lifted, vacated or terminated any Legal Impediment, in each case prior to the Outside Date, require Parent or, subject to clause (d) below, the Company to (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the Merger, the sale, divestiture or disposition of assets or businesses of the Company and the Company Subsidiaries that are not part of the Company’s business and/or assets or businesses of Parent or any of its affiliates (or equity interests held by Parent or any of its affiliates in entities with assets or businesses) that relate to the Company’s business or (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of the Company and the Company Subsidiaries that are not part of the Company’s business and/or any assets or businesses of Parent or any of its affiliates (or equity interests held by Parent or any of its affiliates in entities with assets or businesses) that relate to the Company’s business; provided, however, that Parent shall in no event be obligated to take any action pursuant to the foregoing if the taking of such action is reasonably likely to be materially burdensome to Parent and its Subsidiaries taken as a whole or to impact in a materially adverse manner (x) the operations of Parent or (y) the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(d)                                 For purposes of this Section 6.3, “reasonable best efforts” shall not require the Company or any Company Subsidiary to amend or to agree to amend any Contract as a condition to obtaining any waiver or Consent, except to the extent that any such amendment or agreement is requested by the Parent and is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby.  In addition,  the Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain, any of the businesses or assets of the Company or any of the Company Subsidiaries, provided that any such action shall be expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(e)                                  In addition, each of Parent and the Company shall, subject to applicable Law and the limitations set forth in Section 6.2 and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party from any Governmental Entity and permit such other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat and (iii) furnish the other party with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective Representatives on the one hand, and any Governmental Entity or members or their respective staffs on the other hand, in each case with respect to this Agreement and the transactions contemplated by this Agreement.

6.4                               Equity Awards.

(a)                                  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not then vested) shall be cancelled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option.  If the exercise price per share of any Company Stock Option equals or exceeds the Merger Consideration, the cash amount payable therefor shall be $0.01 per share.

(b)                                 With respect to the ESPP, the Company shall not, following the expiration of the current Offering Period (as defined in the ESPP) (the “ESPP Termination Date”), thereafter allow a new Offering Period to commence, and the Company shall not amend the term of the current Offering Period.  Each participant’s accumulated payroll deductions, as of the ESPP Termination Date, shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c).  The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

(c)                                  Each of the Surviving Corporation, the Company, any Company Subsidiary, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Section 6.4(a) such amounts as it is required to deduct and withhold with respect to the making of such payment under any tax Laws.  If any such amounts are so withheld and remitted to the appropriate taxing authorities in compliance with applicable tax Laws, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options pursuant to Section 6.4(a) in respect of such Company Stock Options.

6.5                               Benefit Plans.

(a)                                  For a period of one year following the Effective Time (or, in each case, until such person earlier ceases to be employed by Parent, the Surviving Corporation, or any of their respective subsidiaries), Parent shall either (i) maintain or cause the Surviving Corporation to maintain for the benefit of the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the “Company Employees”) the Company Benefit Plans (other than any equity based compensation and change in control benefits) at the benefit levels in effect on the date of this Agreement or (ii) provide or cause to be provided benefits to each Company Employee that are substantially comparable in the aggregate (not including any value attributable to equity-based compensation or change in control benefits) to the benefits provided to such Company Employee on the date of this Agreement.  Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their respective subsidiaries to continue to employ any particular Company Employee following the Closing Date, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement, or (iii) shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement following the Closing Date, subject to and in accordance with the terms and conditions of such Company Benefit Plans or other compensation or employee benefit plans, programs or arrangements.

(b)                                 Parent shall ensure that, as of the Closing Date, each Company Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company or any Company Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.

As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable vacation plan or policy of the Company or any Company Subsidiary as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or relevant subsidiary to use commercially reasonable efforts to, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent any such periods, requirements or limitations would not have been applicable under the applicable Company Benefit Plan, and (ii) cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)                                  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt to the maximum extent reasonably possible under Rule 16b-3 promulgated under the Exchange Act.

(d)                                 Parent and Merger Sub hereby acknowledge that Jeffrey Frank and Lin Fox each have entered into an Amended and Restated Severance Agreement with the Company, dated December 5, 2006 (as amended on February 29, 2008).

6.6                               Indemnification.

(a)                                  Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or the Company Subsidiaries in each case as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations and its obligations thereunder.

(b)                                 In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent and the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 6.6.

(c)                                  For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.6(c); provided, however, that Parent shall not be obligated to make premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.  The Company represents to Parent that the Maximum Premium is as set forth on Section 6.6(c) of the Company Disclosure Letter.  Parent and the Surviving Corporation shall, however, if requested to do so by the Company, concurrent with the Effective Time, satisfy their obligations under this Section 6.6(c) by using commercially reasonable efforts to purchase an extended reporting period “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors’ and officers’ insurance policies in effect as of the date hereof; provided, however, that Parent and the Surviving Corporation shall not be required to pay an amount in excess of $750,000 for such extended reporting period “tail” policy.

6.7                               Fees and Expenses.

(a)                                  Except as otherwise provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the HSR Act filing fee shall be borne by the Company.  For the avoidance of doubt, the Merger Consideration shall in no way be adjusted by or subject to the fees and expenses of the parties.

(b)                                 In the event that (i)(A) a Takeover Proposal has been made to the Company or shall have been made directly to the stockholders of the Company generally (and not subsequently withdrawn) by any person (other than Parent or any of its affiliates), (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(1) (but only if the Stockholders Meeting has not been held by the date that is prior to the date of such termination) or 8.1(b)(3) and (C) within twelve (12) months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for a Takeover Proposal (which is subsequently consummated), or consummates, any Takeover Proposal (other than with Parent or any of its affiliates) (provided, that solely for purposes of this Section 6.7(b), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.2(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c) or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay Parent a fee equal to $2,500,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 8.1(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.1(f), prior to or concurrently with such termination and (z) in the case of a payment as a result of clause (i) of this Section 6.7(b), upon the first to occur of the events set forth in Section 6.7(b)(i)(C).  The Company acknowledges that the agreements contained in this Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

6.8                               Public Announcements.  Except with respect to any Adverse Recommendation Change or other action taken by the Company or the Company Board pursuant to Section 5.2(b), Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including, without limitation, applicable securities Laws and SEC rules and regulations), court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties.

6.9                               Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.10                        Stockholder Litigation.  To the extent permitted by applicable Law, in the event that any stockholder litigation relating to the transactions contemplated by this Agreement is brought or, to the knowledge of the Company, threatened against the Company or any members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transaction contemplated by this Agreement.  Notwithstanding anything herein to the contrary, the Company shall not give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transactions contemplated by this Agreement to the extent that it would require the Company to disclose information subject to attorney-client privilege, unless and until Parent and the Company shall have entered into a joint defense agreement with respect thereto, reasonably acceptable to both parties.  The Company agrees to use commercially reasonable efforts to enter into such joint defense agreement with Parent, if requested by Parent.  The Company shall not agree to any settlement of any stockholder litigation for an amount in excess of $250,000 individually or $500,000 in the aggregate without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.11                        Cooperation With Financing.  The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the any debt financing as may be reasonably requested by Parent, including (i) participation in meetings, presentations, drafting sessions, and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate such debt financing, (iii) cooperating with the marketing efforts of Parent and its financing sources for any portion of such debt financing, (iv) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (v) using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by Parent; provided, however, that nothing contained in this Section 6.11 shall act as an exception to the representations of Parent and Merger Sub contained in Section 4.8 or serve as a condition to the obligations of Parent and Merger Sub to effect the Merger pursuant to the terms of this Agreement.

6.12                        Additional Company Actions.  Prior to the Closing Date, the Company shall take the actions set forth in Section 6.12 of the Company Disclosure Letter.

6.13                        Company Transaction Expenses.  On or prior to the Closing Date, the Company shall provide to Parent its good faith estimate of the Company Transaction Expenses.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver as of the Closing Date of the following conditions:

(a)                                  Stockholder Approval.  The Company shall have obtained the Stockholder Approval.

(b)                                 Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign antitrust or competition Laws shall have been terminated or shall have expired, and any approvals required thereunder shall have been obtained.

(c)                                  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction, any other Governmental Entity or other Law (each, a “Restraint”) enjoining, preventing or otherwise prohibiting the consummation of the Merger shall be in effect.

7.2                               Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company set forth in Section 3.3 and Section 3.4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on the Closing Date (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect and except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  Each of the other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except where the failure of such representations and warranties to be so true and correct as of the Closing Date (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)                                  Certificates and Other Deliveries.  The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Delaware stating that the Company is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company adopting the Agreement in accordance with applicable Law, certified by the Secretary of the Company; and (iii) a true and complete copy of the certificate of incorporation of the Company certified by the Secretary of State of the State of Delaware, and a true and complete copy of the bylaws comparable governing instruments, as amended of the Company certified by the Secretary of the Company.

(d)                                 Material Adverse Effect.   Subject to Section 9.3(h), there shall not have occurred any event, circumstance, development, change, effect, occurrence or state of fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  Dissenting Shares.  The holders of not more than five percent (5%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 of the DGCL shall have properly demanded, and not withdrawn, demands for the appraisal of Shares.

(f)                                    Third Party Consents.  The third party consents listed on Section 7.2(f) of the Company Disclosure Letter shall have been obtained and Parent shall have been provided with written evidence of such consents in a form reasonably acceptable to Parent.

7.3                               Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except to the extent that the facts or matters as to which such representation and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, do not (i) impair in any material respect the ability of either Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent and Merger Sub to such effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)                                  Certificates and Other Deliveries.  Parent shall have delivered, or caused to be delivered, to the Company (i) a certificate of good standing from the Secretary of State of the State of Delaware stating that Merger Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholder of Merger Sub adopting the Agreement in accordance with applicable Law, each certified by the Secretary of the relevant party; and (iii) a true and complete copy of the certificate of incorporation of Merger Sub certified by the Secretary of State of the State of Delaware, and a true and complete copy of the bylaws, as amended of Merger Sub certified by the Secretary of Merger Sub.

7.4                               Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time before or after receipt of the Stockholder Approval:

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company:

(1)                                  if the Merger shall not have been consummated by January 31, 2009 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(1) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(2)                                  if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; or

(3)                                  if, upon a vote at a duly held Stockholders Meeting or any adjournment or postponement thereto to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

(c)                                  by Parent in the event that (i) an Adverse Recommendation Change has occurred, (ii) the Company, the Company Board or a committee thereof shall (A) approve, adopt or recommend any Takeover Proposal or (B) approve or recommend, or enter into or allow the Company or any Company Subsidiary to enter into, a definitive agreement for a Takeover Proposal, or (iii) the Company gives Parent a Notice of Superior Proposal;

(d)                                 by Parent, (1) if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.2(a) or 7.2(b) and (ii) is incapable of being cured by the Company by the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in material breach of any of its representations, warranties covenants or agreements hereunder, or (2) if a Material Adverse Effect shall have occurred, and the Company shall not have cured the conditions underlying such Material Adverse Effect within 45 days of notice by Parent of its intent to terminate the Agreement pursuant to this Section 8.1(d)(2);

(e)                                  by the Company, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.3(a) or 7.3(b) and (ii) is incapable of being cured by Parent by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is in material breach of any of its representations, warranties covenants or agreements hereunder; or

(f)                                    by the Company in accordance with the terms and subject to the conditions of Section 5.2(b); provided, that (i) the Company shall have complied with Section 5.2 and (ii) such termination shall not be effective unless and until the Company shall have paid to Parent the Termination Fee as provided in Section 6.7(b).

8.2                               Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.2, Section 6.7, Section 6.8, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful or intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

8.3                               Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the parties without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4                               Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c)  waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier as follows:

(a)                                  if to Parent or Merger Sub, to

c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
Attention:  Fund General Counsel
Facsimile No: (310) 443-2149

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000

Washington, DC 20004
Attn:  Paul F. Sheridan, Jr., Esq.
          Joseph A. Simei, Esq.
Facsimile No:  (202) 637-2201

(b)                                 if to the Company, to

Cherokee International Corporation
2841 Dow Avenue
Tustin, CA 92780
Attn: Jeffrey Frank, President and Chief Executive Officer
Facsimile No: (714) 838-8569

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660
Attn:  Gary J. Singer, Esq.
          Loren J. Weber, Esq.
Facsimile No:  (949) 823-6994

or to such other persons or addresses as may be designated in writing by the person to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

9.3                               Definitions.  For purposes of this Agreement:

(a)                                  An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)                                 A “business day” means any day, other than a Saturday, Sunday or day on which clearing banks in Delaware are not open for the transaction of normal business.

(c)                                  A “Company Benefit Plan” means any bonus (including transaction bonus), pension, profit sharing, deferred compensation, incentive compensation, stock option or other equity-based award, phantom stock, retirement, deferred compensation, profit sharing, vacation, employment, severance, disability, death benefit, hospitalization, medical, life insurance, supplemental retirement, supplemental unemployment, workers’ compensation or other plan, program, agreement or arrangement sponsored, maintained, or contributed to by, the Company or any Company Subsidiary providing benefits or compensation to any current or former employee, officer or director of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any liability.

(d)                                 “Company Transaction Expenses” means (i) fees of and disbursements to legal counsel, Stephens, Inc., and any other agents, advisors, brokers, consultants and experts employed by the Company, that have been or will be incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of the Agreement and the consummation of the Merger and (ii) any transaction bonuses payable to officers of the Company at the Closing solely as a result of the consummation of the Merger and not any concurrent or subsequent termination of employment (but excluding any tax gross-up amounts payable in connection with such bonuses).

(e)                                  “ERISA Affiliate” means any person that is or at the relevant time was controlled by, controlling or under common control with the Company or any of its Subsidiaries (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

(f)                                    “Indebtedness” means (i) any indebtedness of the Company or any Company Subsidiary for borrowed money incurred on or prior to the Closing Date (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (ii) obligations of the Company or any Company Subsidiary evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any Company Subsidiary under capitalized leases, (iv) obligations of the Company or any Company Subsidiary under conditional sale, title, retention or similar agreements or arrangements creating any obligations of the Company or any Company Subsidiary with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (vi) all obligations of any of the Company or any Company Subsidiary to guarantee any of the foregoing types of obligations on behalf of any person other than the Company or any Company Subsidiary.

(g)                                 The “knowledge” of the Company means the actual knowledge of the individuals identified in Section 9.3 of the Company Disclosure Letter.

(h)                                 A “Material Adverse Effect” means any event, state of facts, change, development, effect or occurrence (any such item, an “Effect”) that (i) is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents the consummation of the transaction contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect:  (A) actions or omissions of the Company or any of the Company Subsidiaries taken with the prior written consent of Parent; (B) any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the Effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the Effects giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (D) any Effect to the extent generally affecting the industries in which the Company or any Company Subsidiary operates, except to the extent that such Effect adversely affects the Company or such Company Subsidiary in a disproportionate manner relative to other participants in the industries in which the Company operates and who produce similar products and service similar markets; (E) any Effect to the extent resulting from changes affecting the financial or securities markets or the economy in general, except to the extent that such Effect adversely affects the Company or its Subsidiaries in a disproportionate manner; (F) any Effect that is or will be the result of the announcement, pendency or consummation of the Merger and the other transactions contemplated by this Agreement, or the identity of Parent as the acquiror of the Company (and not principally the result of any other Effects); or (G) any Effect resulting from facts or conditions that are disclosed on Section 9.3(h) of the Company Disclosure Letter.

(i)                                     A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(j)                                     A “Permitted Lien” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by the Company or a Company Subsidiary, (ii) Liens imposed by applicable Law, (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Company or a Company Subsidiary, (iv) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens, (v) any Lien the existence of which is expressly referred to in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents and (vi) zoning, building and other similar restrictions that do not adversely affect in any material respect the use of the applicable Company Property.

(k)                                  “Senior Notes” mean the Company’s 5.25% Senior Notes due 2008.

(l)                                     A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

9.4                               Interpretation.  When a reference is made in this Agreement to an “Article”, “Section”, “Exhibit” or “Schedule”, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.

All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

9.5                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7                               Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies.  Notwithstanding clause (b) of the immediately preceding sentence, (x) the Indemnified Persons are intended to be third-party beneficiaries of Section 6.6 and shall have the right to enforce such provisions directly and (y) following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

9.8                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.9                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that, subject to the requirements of applicable Law, each of Parent and Merger Sub may (i) assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent or (ii) collaterally assign its rights under this Agreement to any party providing debt financing in connection with the transaction contemplated hereby, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10                        Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such action, suit or proceeding in such a court.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.10.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.11                        Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

9.12                        Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at Law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

LINEAGE POWER HOLDINGS, INC.

By:	/s/ Ryan Wald
	Name:	Ryan Wald
	Title:	Vice President

BIRDIE MERGER SUB, INC.

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President & Secretary

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ Jeffrey Frank
	Name:	Jeffrey Frank
	Title:	President and Chief Executive Officer

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